Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RAYCLIFF ACQUISITION CORP.

Raycliff Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Raycliff Acquisition Corp.” The Corporation was originally incorporated under the name “Raycliff Acquisition Corp.” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 10, 2007 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate amends and restates the provisions of the Original Certificate.

4. This Amended and Restated Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Raycliff Acquisition Corp. (the “Corporation”).

ARTICLE II

PURPOSE

Subject to the proviso below, the purpose of the Corporation is to (i) effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction with one or more businesses or assets and (ii) conduct all other lawful business permitted by the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The registered office of the Corporation is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle County, and the name of the Corporation’s initial registered agent at such address is Corporation Service Company.

ARTICLE IV

EXISTENCE

The Corporation’s existence shall terminate on             , 2010 (the “Termination Date”). Other than pursuant to Section 10.2 below, this provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (as defined below). A proposal to so amend this section shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination or Extended Period (as defined below) pursuant to Section 10.2 below.

ARTICLE V

CAPITALIZATION

Section 5.1 Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 81,000,000 shares, consisting of 80,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 5.2 Preferred Stock.

Subject to Article X of this Amended and Restated Certificate, the Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.

Section 5.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation.)

(b) Subject to the rights of the holders of Preferred Stock and Article X hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Subject to distributions to be made in connection with a liquidation of the Corporation in accordance with Section 10.7, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 5.4 Rights and Options.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights, warrants and options will be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b) Subject to Section 6.5, the directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board. The term of the initial Class I Directors shall terminate at the first annual meeting of stockholders; the term of the initial Class II Directors shall terminate at the second annual meeting of stockholders; and the term of the initial Class III Directors shall terminate at the third annual meeting of stockholders. At each succeeding annual meeting of stockholders beginning with the first annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 6.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 6.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 6.3 Newly Created Directorships and Vacancies.

Subject to Section 6.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.4 Removal.

Subject to Section 6.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.5 Preferred Stock – Directors.

Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more class or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article VI unless expressly provided by such terms.

Section 6.6 Compensation.

Prior to the consummation of a Business Combination, the Corporation shall not pay any compensation of any kind, including, but not limited to, finder’s fees and consulting fees, to any officer or director for services rendered to the Corporation prior to, or in connection with, the consummation of a Business Combination; provided that the Corporation may pay (i) for any officer’s or director’s reasonable out-of-pocket expenses related to the performance of his or her duties, and (ii) up to $10,000 per month for office space, secretarial and administrative services during the Effective Period (as defined below).

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 8.1 Meetings.

Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, President, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 8.2 Advance Notice.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.3 Action by Written Consent.

Subsequent to the consummation of the Offering (as defined below), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 9.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 9.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 9.2 Indemnification.

(a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 9.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 9.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 9.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE X

BUSINESS COMBINATION REQUIREMENTS

Section 10.1 General.

(a) The provisions of this Article X shall apply during the period commencing upon the filing of this Amended and Restated Certificate and terminating upon the consummation of a Business Combination (as defined below) (the “Effective Period”). During the Effective Period, this Article X may only be amended (i) by the vote of the Corporation’s Board and the affirmative vote of at least 90% of the outstanding shares of Common Stock issued in the Offering (“IPO Shares”), or (ii) by the affirmative vote of a majority of the Corporation’s outstanding Common Stock at any meeting of the Corporation’s stockholders held to consider approval of a proposed Business Combination, provided that in such latter instance any amendment will become effective only upon the consummation of such proposed Business Combination. As used herein, the term “Business Combination” shall mean a business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, with one or more target businesses or assets that have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) at the time of the signing of a definitive agreement in connection with the Business Combination (net of taxes and excluding deferred underwriting discounts payable to underwriters in connection with the Offering (as defined below) pursuant to the terms and conditions of any underwriting agreement to be entered into in connection with the Corporation’s initial public offering of units (“Units”), with each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock (the “Warrants”) (the “Offering”)) and resulting in ownership by the Corporation of at least 50.1% of the voting equity of any such target business. The term “Trust Account” shall mean the trust account established by the Corporation in connection with the Offering and into which the Corporation will deposit a designated portion of the net proceeds from the Offering and certain other amounts. Purchasers of the Corporation’s Common Stock and Warrants in the Offering or in the secondary market following the Offering (whether or not such purchasers are affiliates of RAC Investors, LLC, a Delaware limited liability company (the “Sponsor”)), are referred to herein as “Public Stockholders.”

(b) Upon completion of the Offering, the Corporation shall deposit, or cause to be deposited on its behalf, $197 million (including $6 million from the sale of Warrants to the Sponsor and $6 million of deferred underwriting discounts) into the Trust Account. If the underwriters exercise their option to purchase additional securities in the Offering, an additional amount equal to approximately $9.60 per additional Unit purchased by the underwriters shall be deposited into the Trust Account on behalf of the Corporation.

(c) The Audit Committee of the Board will review and approve all payments made by the Corporation to its initial stockholders, officers, directors, Sponsor and their affiliates. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board, with any member of the Board that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its officers, directors or Sponsor or their respective affiliates any finder’s fee or other compensation for services rendered to them prior to or in connection with the consummation of a Business Combination; provided that the Corporation’s officer and directors and the Sponsor and their respective affiliates or an affiliate of the Corporation shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with identifying, investigating and consummating a Business Combination from the amounts not held in the Trust Account. Payments of an aggregate of $10,000 per month to the Sponsor for office space, secretarial and administrative services and repayments of advances of up to $224,425 made to the Corporation by the Sponsor to cover Offering related and organizational expenses shall not be subject to the provisions of this paragraph (c).

(d) Unless and until the Corporation has consummated a Business Combination as permitted under this Article X, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction.

Section 10.2 Stockholder Approval of Business Combination and Extended Period.

(a) Prior to the consummation of a Business Combination, the Corporation shall submit any proposed Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the votes cast by Public Stockholders present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, however, that the Corporation will not consummate such Business Combination if holders owning 30% or more of the IPO Shares properly exercise their Conversion Rights (as defined in Section 10.3) with respect to such vote, on a cumulative basis, including any shares for which stockholders exercised their Conversion Rights in connection with a stockholder vote, if any, required to approve an Extended Period.

(b) A Business Combination approved in accordance with Section 10.2(a) may only be consummated if the Corporation confirms that it has sufficient resources to pay both (i) the consideration required to consummate the Business Combination and (ii) the amount necessary to satisfy the Conversion Rights exercised by Public Stockholders and (b) an amendment to this Amended and Restated Certificate providing for perpetual existence of the Corporation has been approved by a majority of the outstanding shares of the Corporation’s stockholders at a duly held stockholder meeting.

(c) If the Corporation has entered into a definitive agreement with respect to a Business Combination prior to the Termination Date and the Board anticipates that the Corporation may not be able to consummate a Business Combination prior to the Termination Date and determines that it is advisable in their judgment to extend the time period within which the Corporation may complete a Business Combination to up to 30 months from the date of this Amended and Restated Certificate (the “Extended Period”), a resolution to amend this Amended and Restated Certificate to that effect shall be adopted by a majority of the Whole Board, and the officers of the Corporation shall cause a notice to be mailed to each stockholder of the Corporation entitled to vote on the adoption of such resolution setting forth the time, date and place for a meeting of stockholders of the Corporation to take action upon such resolution to amend this Amended and Restated Certificate in accordance with the DGCL (the “Extension Meeting”). In addition to any other vote of stockholders of the Corporation required under applicable law, the Corporation may extend the time period within which the Corporation may complete a Business Combination to up to 30 months from the date of this Amended and Restated Certificate only if approved by a majority of the Corporation’s outstanding Common Stock and a majority of the IPO Shares voted in person or by proxy at the Extension Meeting and stockholders owning less than 30% of the IPO Shares vote against the Extended Period and exercise their Conversion Rights with respect to such vote.

(d) Notwithstanding anything in this Amended and Restated Certificate, the Corporation will not enter into a Business Combination with any entity which is affiliated with Raycliff Capital LLC, including any businesses that are either portfolio companies of or have otherwise received a material investment from companies or funds affiliated with Raycliff Capital, LLC.

Section 10.3 Conversion Rights.

(a) Subject to the limitation in the next sentence, at the time the Corporation seeks stockholder approval of a Business Combination or an Extended Period, each Public Stockholder that votes against such Business Combination or Extended Period, as applicable, will have the right, if the Business Combination is completed or the Extended Period is approved pursuant to Section 10.2, as applicable, and such Public Stockholder holds shares of Common Stock on the date of such completion or approval (such rights being “Conversion Rights”) to convert the shares of Common Stock held by such Public Stockholder into a cash amount per share equal to the quotient determined by dividing (i) the aggregate amount then on deposit in the Trust Account (including deferred underwriting commissions incurred in connection with the Offering and being held in the Trust Account and including interest earned on the Trust Account, net of income taxes payable on such interest and net of interest income previously released to the Corporation to fund its working capital requirements and expenses relating to investigating and selecting a target business or assets), calculated (x) in the case of the Business

Combination, as of two business days prior to the consummation of the Business Combination, or (y) in the case of an Extended Period, as of two business days prior to the date of stockholder approval of the Extended Period, by (ii) the total number of shares of Common Stock held by Public Stockholders at that date. Notwithstanding the foregoing, no Public Stockholder together with any affiliate or any other person or entity with whom or which such stockholder is acting in concert or as an Ownership Group (as defined below) may collectively exercise Conversion Rights with respect to more than 10% of the IPO Shares (notwithstanding that such holder or group of holders may hold in excess of 10% of the IPO Shares), on a cumulative basis, which includes any exercise of Conversion Rights in connection with either the stockholder vote required to approve a Business Combination or the stockholder vote required to approve the Extended Period. Shares of Common Stock converted in connection with the vote on the Extended Period and in connection with the vote on a Business Combination will be aggregated for purposes of this 10% limit. “Ownership Group” means any two or more persons or entities who agree to act together for the purposes of acquiring, holding, voting or disposing of equity securities of the Corporation, as determined by the Corporation in its good faith judgment by applying the standards set forth in Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended. A Public Stockholder will not be permitted to exercise any Conversion Rights unless such Public Stockholder meets the requirements for the exercise of such Conversion Rights set forth in the proxy statement sent to the Public Stockholders relating to the approval of a proposed Business Combination.

(b) Each Public Stockholder that does not exercise its Conversion Rights will retain its interest in the Corporation and, in connection with a Business Combination only, shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to Public Stockholders exercising their Conversion Rights, in connection with a Business Combination only, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise of conversion rights by a Public Stockholder will be conditioned on such Public Stockholder following the specific procedures for conversion set forth by the Corporation in any applicable proxy statement sent to the Corporation’s Public Stockholders relating to the approval of a proposed Business Combination or Extension Period, as applicable.

Section 10.4 Share Issuances.

The Board of Directors may not in any event issue any (i) securities convertible, exercisable or redeemable into Common Stock, (ii) shares of Common Stock or (iii) Preferred Stock prior to a Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or votes as a class with the Common Stock on a Business Combination.

Section 10.5 Existence.

In the event that the Corporation does not consummate a Business Combination by the Termination Date or effect a Extended Period as provided in Section 10.2(c), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably possible.

Section 10.6 Distributions from Trust Account.

A Public Stockholder shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the event such Public Stockholder exercises its Conversion Rights pursuant to Section 10.3. In no other circumstances shall any stockholder have any right or interest of any kind in or to the Trust Account. No stockholders of the Corporation other than Public Stockholders shall be entitled to receive distributions of any kind from the Trust Account. Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination and (ii) the liquidation of the Corporation as described in Section 10.7 below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that the Corporation shall be entitled to withdraw (x) such amounts from the Trust Account necessary to satisfy the exercise of Conversion Rights in accordance with Section 10.3, (y) such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account and (z) up to an aggregate of Three Million Dollars ($3,000,000) of interest income (subject to a pro rata adjustment of up to a total of Three Million Four Hundred and Fifty Thousand Dollars ($3,450,000) to the extent the underwriters’ over-allotment option is exercised in connection with the Offering) realized on the Trust Account for working capital purposes and expenses relating to investigating and selecting a target business or assets, in each case in the manner specified in the investment management trust agreement governing the Trust Account.

Section 10.7 Liquidation.

In the event that the Corporation fails to consummate a Business Combination in accordance with this Article X and is liquidated in accordance with Section 10.5, only Public Stockholders shall be entitled to share in the distribution of funds from the Trust Account and all such distributions shall be made ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article X, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, (i) the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Amended and Restated Certificate inconsistent with the purpose and intent of, Article VI, Article VII, Article VIII or this Article XI and (ii) Article X of this Amended and Restated Certificate may not be amended except as provided therein; provided that no amendment to any of Article II, Article X or this Article XI may become effective prior to the consummation of a Business Combination.

IN WITNESS WHEREOF, Raycliff Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by its                      this         day of                 , 2008.

RAYCLIFF ACQUISITION CORP.

By:
Stefan V. Reyniak
Treasurer and Vice President